Exhibit 99.3

LETTER TO DTC PARTICIPANTS REGARDING THE OFFER TO EXCHANGE

5.875% SENIOR NOTES DUE 2024 (CUSIP NOS. 489399 AK1 AND U49454 AC2)

FOR

5.875% SENIOR NOTES DUE 2024 (CUSIP NO. 489399 AG0)

OF

KENNEDY-WILSON, INC.

PURSUANT TO THE PROSPECTUS DATED [            ], 2018

144A CUSIP: 489399 AK1

REG S CUSIP: U49454 AC2

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, IN THE EVENING OF [ ], 2018, UNLESS EXTENDED (THE “EXPIRATION DATE”).

[            ], 2018

To Securities Dealers, Commercial Banks

Trust Companies and Other Nominees:

Enclosed for your consideration is a prospectus dated [            ], 2018 (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer (the “Exchange Offer”) by Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), to exchange up to $250,000,000 aggregate principal amount of any and all of its outstanding privately placed 5.875% Senior Notes due 2024 issued on March 2, 2018 (CUSIP Nos. 489399 AK1 and U49454 AC2) (the “Old Notes”) for an equal aggregate principal amount of its newly issued 5.875% Senior Notes due 2024 (CUSIP No. 489399 AG0) (the “New Notes”) in a transaction that is registered under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own name.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients;

3.	The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Old Notes and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date; and

4.	A form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Please note that the Exchange Offer will expire at midnight, New York city time, in the evening of [            ], 2018, unless extended by the Company. We urge you to contact your clients as promptly as possible.

You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Additional copies of the enclosed material may be obtained from the Exchange Agent, at the address and email set forth below.

Very truly yours,

Wilmington Trust, National Association

c/o Wilmington Trust Company

Global Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Attn: Workflow Management — 5th Floor

DTC2@WilmingtonTrust.com

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus and the Letter of Transmittal.

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